Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 9, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of Trailblazer Holdings, Inc. for the period from July 16, 2024 (inception) through December 31, 2024.

/s/ Marcum llp

New York, NY

July 2, 2026